Exhibit 8

November 4, 2004

Bank of Madera County
40266 Junction Drive
Oakhurst, California 93644

Central Valley Community Bancorp
Central Valley Community Bank
600 Pollasky Avenue
Clovis, California 93612

Merger of Bank of Madera County with Central Valley Community Bank

Ladies and Gentlemen:

        You have asked for our opinion as to certain federal income tax consequences of the merger (the "Bank Merger") of Bank of Madera County, a California banking corporation ("BMC"), and Central Valley Community Bank ("CVC Bank"), a California banking corporation and wholly-owned subsidiary of Central Valley Community Bancorp, a California corporation ("CVCB"). The terms of the Bank Merger are set forth in the Plan of Reorganization and Merger Agreement dated as of July 19, 2004, as amended by First Amendment dated as of September 29, 2004, to which BMC, CVC Bank and CVCB are parties (as amended, the "Agreement"). Capitalized terms used in this letter without definition have the respective meanings given them in the Agreement.

        The Agreement provides that BMC will be merged with and into CVC Bank at the Effective Time pursuant to the applicable provisions of the California Corporations Code and the California Financial Code. In the Bank Merger, the issued and outstanding shares of BMC Common Stock (other than shares of BMC Common Stock for which dissenters' rights are perfected) will be converted into the right to receive from CVCB the CVCB Common Stock and/or cash described in the Agreement.

        For purposes of rendering this opinion we have examined and relied upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement, in the Registration Statement of CVCB on Form S-4 to which this opinion is an exhibit (the "Registration Statement"), and in the Officer's Tax Certificates delivered to us by BMC and CVCB, and such other instruments and documents as we have deemed necessary.

        Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

        1.     Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the Effective Time duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

        2.     All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us in connection with the Bank Merger, including without limitation the Officer's Tax Certificates delivered to us by BMC and CVCB, are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (and that any such factual representations, warranties, or statements made "to the best knowledge of," "to the knowledge of," or in the "belief of," or otherwise similarly qualified, are true, correct and complete as of such times without any such qualification), and no actions have been (or will be) taken which are inconsistent with such facts, statements, covenants, representations and warranties;

        3.     The Bank Merger will be consummated in accordance with the terms of the Agreement and the Bank Merger will be effective under applicable laws; and

        4.     The Bank Merger will be reported by BMC, CVC Bank and CVCB on their respective federal income tax returns in a manner consistent with the opinion set forth below.

        Based upon our understanding of the transaction as described above and the above assumptions, and subject to the limitations contained herein, it is our opinion that the Bank Merger will constitute a "reorganization" within the meaning of IRC Section 368(a) and that each of BMC, CVC Bank and CVCB will be a party to that reorganization within the meaning of IRC Section 368(b). In the event that any one or more of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        The opinion expressed herein is based upon and limited solely to the provisions of the IRC and the statutes, judicial decisions and administrative regulations and rulings interpreting the IRC, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. We do not undertake any responsibility for updating or revising our opinion in consequence of any such change. We express only the opinion set forth above. This opinion does not address any other federal tax consequences or any state, local or foreign tax consequences that may result from the Bank Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with, in contemplation of, or following the Bank Merger).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein and under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus furnished in connection with the offering of securities by CVCB and the solicitation of proxies by the Board of Directors of BMC. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

BINGHAM McCUTCHEN LLP